Exhibit 1
To whom it may concern
July 18, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding ADR Ratio Change
     NIS GROUP CO., LTD. (The “Company”) hereby announces that, at a meeting of the board of directors held today, the Company decided to change the number of shares of the Company’s common stock represented by each American Depositary Receipt (ADR), in accordance with a 1-for-20 reverse stock split of the Company’s shares, which was approved at the 48th Ordinary General Meeting of Shareholders held on June 23, 2007.
     ADR Ratio Change

(1) Current ratio:	1 ADR = 10 ordinary shares of common stock

(2) New ratio:	2 ADRs = 1 ordinary share of common stock

(3) Effective date:	August 31, 2007

[For reference]
(1) ADS listing:	New York Stock Exchange
(2) Depositary:	The Bank of New York
(3) ADS price:	$4.08 (June 17, 2007 closing price)
Note: The purpose of this press release is to make a general public announcement regarding a ratio change of the Company’s ADRs. It has not been prepared for the purpose of soliciting investment in its common stock or ADRs.